COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN PREMIER MUNICIPAL BOND FUND CLASS A SHARES AND
THE LEHMAN BROTHERS MUNICIPAL BOND INDEX


EXHIBIT A:


              LEHMAN         PREMIER
 PERIOD      BROTHERS       MUNICIPAL
            MUNICIPAL       BOND FUND
           BOND INDEX * (CLASS A SHARES)

4/30/87          10,000            9,553
4/30/88          10,875            9,901
4/30/89          11,846           11,300
4/30/90          12,699           12,005
4/30/91          14,158           13,461
4/30/92          15,504           14,954
4/30/93          17,466           17,012
4/30/94          17,843           17,325
4/30/95          19,030           18,489
4/30/96          20,542           19,614
4/30/97          21,905           21,190


* Source: Lehman Brothers